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                                  EXHIBIT 11.2

                NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES
                CALCULATION OF FULLY DILUTED EARNINGS PER SHARE
                (Amounts in thousands, except per share amounts)

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
                                                                        Year Ended
                                            ----------------------------------------------------------------------

                                              1994             1993          1992           1991            1990
                                            --------         --------      -------         ------         --------
INCOME (LOSS) FROM
 CONTINUING OPERATIONS                      $(14,473)        $10,138       $(6,284)        $ (629)        $(21,061)
 Add back debenture interest, debt
   discount and expense amortization,
   less applicable taxes                       3,325           3,243         3,111          3,394            2,280
                                            --------        --------      --------        -------         --------

INCOME (LOSS) FROM CONTINUING
 OPERATIONS FOR FULLY DILUTED
 COMPUTATION                                $(11,148)        $13,381       $(3,173)        $2,765         $(18,781)
                                            ========         =======       =======         ======         ========



NET INCOME (LOSS)                           $(63,925)        $(9,619)      $   515         $5,359         $(14,939)
 Add back debenture interest, debt
   discount and expense amortization,
   less applicable taxes                       3,325           3,243         3,111          3,394            2,280
                                            --------        --------      --------        -------         --------

NET INCOME (LOSS) FOR FULLY
 DILUTED COMPUTATION                        $(60,600)        $(6,376)      $ 3,626         $8,753         $(12,659)
                                            ========         =======       =======         ======         ========

COMMON STOCK:
 Shares outstanding from beginning
   of period                                  29,405          29,968        29,822         29,718           29,596

 Stock options exercised                         134              41           136             12                1

 Shares purchased for treasury,
   from date of purchase                          (7)           (380)           (6)            --               --

 Assumed exercise of stock options,
   using treasury stock method                   108             226           344            500               15

 Shares issued for restricted stock               --              --            --             --               31

 Assumed conversion of subordinated
   debentures, from the latter of the
   beginning of the period or the
   date of issue                               7,300           7,300         7,300          6,588            2,300
                                              ------          ------        ------         ------           ------

 Weighted average number of
   shares outstanding                         36,940          37,155        37,596         36,818           31,943
                                              ======          ======        ======         ======           ======

FULLY DILUTED EARNINGS (LOSS)
  PER SHARE FROM CONTINUING
  OPERATIONS                                   $(.49)           $.32         $(.21)         $(.02)           $(.71)
                                               =====            ====         =====          =====            =====

FULLY DILUTED EARNINGS
  (LOSS) PER SHARE                            $(2.16)          $(.32)         $.02           $.18            $(.50)
                                              ======           =====          ====           ====            =====
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